Exhibit 4.24

KAMADA LTD.

COMPENSATION POLICY FOR DIRECTORS

1.	Purpose

This Compensation Policy (the “Policy”) constitutes the Compensation Policy (as such term is defined in the Companies Law) of Kamada Ltd. (the “Company”) with respect to the determination of Terms of Office and Engagement of non-employee members of the Board of Directors of the Company (each, a “Director”), if and to the extent such determination is required by the Companies Law be made pursuant to the Compensation Policy.

2.	Definitions; Construction

2.1.	“Affiliate” of any Person, shall mean any other Person that, directly or indirectly through one or more intermediaries, is controlled by such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

2.2.	“Applicable Law” shall mean any applicable law, rule, regulation, statute, extension order, judgment, order or decree of any federal, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange or trading or quotation system on which the securities of the Company are then traded, listed or quoted.

2.3.	“Board” means the Board of Directors of the Company.

2.4.	“Change of Control Event” means (i) acquisition (including an exchange) of more than 50% of the share capital of the Company by non-Affiliate holder, or a sale (including an exchange) of all or substantially all of the shares of the Company to any person, or a purchase by a shareholder of the Company or by an Affiliate of such shareholder of all the shares of the Company held by all or substantially all other shareholders or by other shareholders who are not Affiliated with such acquiring party; (ii) a sale of all or substantially all of the assets of the Company; and (iii) a merger (including, a reverse merger and a reverse triangular merger), consolidation amalgamation or like transaction of the Company with or into another corporation.

2.5.	“Committee” means the Compensation Committee of the Board, within the meaning of the Companies Law.

2.6.	“Companies Law” means the Israeli Companies Law, 5759-1999 together with the regulations promulgated thereunder, all as amended from time to time.

2.7.	“Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization or other entity.

2.8.	“Terms of Office and Engagement” means as defined in the Companies Law.

2.9.	Terms not otherwise defined herein shall have the meaning ascribed to them in the Companies Law, unless the context dictates otherwise. To the extent any provision herein conflicts with the conditions of any Applicable Law, the provisions of the Applicable Law shall prevail over this Policy and the Board is empowered hereunder to interpret and enforce such prevailing provisions. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. References to any law or regulation, rule or ordinance, including any section or other part thereof, shall refer to that as amended from time to time and shall include any successor law. The use of captions and titles in this Policy is for the convenience of reference only and shall not affect the meaning of any provision of this Policy.

2.10.	Nothing in this Policy shall confer upon any person, including, any Director, any rights, entitlements, benefits or remedies whatsoever, including any right or entitlement to any compensation, remuneration or benefits of any kind or nature or to interfere with or limit in any way the right and authority of the Company or any its Affiliates to determine any compensation, remuneration or benefits or to terminate the service or employment of any Director. The Terms of Office and Engagement of a Director shall only be as set forth in a resolution of the relevant organ of the Company or such Affiliate setting forth the Terms of Office and Engagement and their applicability to the relevant Director, and, in each case, as prescribed by Applicable Law. No representation or warranty is made by the Company in adopting this Policy, and no custom or practice shall be inferred from this Policy or the implementation thereof, which is specific and applied on a case-by-case basis.

2.11.	To the extent that after the date on which this Policy is approved in accordance with the Companies Law relief is granted as to the mandatory or minimum requirements prescribed by Applicable Law to be included in a Compensation Policy as of the date hereof, or any limitation contained in this Policy is more stringent than that required by Applicable Law, than such relief or less stringent limitation shall be deemed incorporated by reference into this Policy notwithstanding anything else to the contrary, unless otherwise determined by the Board.

2.16.	This Policy shall not apply, and shall have no effect with respect to or derogate from, any Terms of Office and Engagement of any Director that were in effect prior to the date of adoption of this Policy.

3.	Administration

3.1.	To the extent permitted under the Companies Law, this Policy shall be administered by the Board, unless and to the extent an action necessary for the administration of this Policy is required under the Companies Law to be taken by the Committee (and in any such event, all references herein to the Board shall be construed as references to the Committee).

3.2.	Subject to the terms and conditions of this Policy and any mandatory provisions of Applicable Law, and in addition to the Board’s powers provided elsewhere in this Policy and by the Companies Law, the Board shall have full authority in its discretion, from time to time and at any time, to determine any of the following:

(a)	to interpret the Policy;

(b)	prescribe, amend and rescind rules and regulations relating to and for carrying out the Policy, as it may deem appropriate; and

(c)	any other matter which is necessary or desirable for, or incidental to, the administration of the Policy and any determination made pursuant thereto.

4.	General Considerations

This Policy is made, and the Terms of Office and Engagement determined pursuant hereto shall be determined, on the basis of various considerations, including those listed below.

4.1.	The Compensation Policy was designed, among other things, to ensure the Company’s ability to attract and retain highly skilled Directors. In order to attract and retain Directors that possess skills, experience and professional capabilities, the Terms of Office and Engagement under which such Directors are retained should be competitive.

4.2.	The Terms of Office and Engagement of a Director should generally be determined after consideration is given to the terms offered to Directors in comparable companies, to the extent such information is readily available, with a view to the Company’s ability to offer competitive terms and attract and retain competent and capable Directors.

5.	Specific Considerations in the determination of Terms of Office and Engagement

With a view to achieving the general purpose and intent of the considerations as set forth in Section 4, the Terms of Office and Engagement of a Director shall be predominantly based on the following considerations:

5.1.	The education, qualification, skills, expertise, professional experience, accomplishments reputation and achievements of the Director;

5.2.	The seniority, tenure and duration of the Director’s service to the Company or its Affiliates;

5.3.	The obligations, responsibilities, roles and objectives imposed on such Director under Applicable Law;

5.4.	The need to attract and retain Directors who have relevant skills, know-how or unique expertise;

5.5.	Prior Terms of Office and Engagement with the Company and its Affiliates;

5.6.	The compensation practices of comparable companies. The extent to which reference to comparable companies shall be required, as well as the parameters for determination of the identity of the companies which are comparable, shall be examined in each instance. Such parameters may include: the field of operation or industry, public or privately held companies, size, local or global operations, business condition, numbers of years of operations and jurisdiction of incorporation or of the executive headquarters;

5.7.	If the Terms of Office and Engagement include variable components, inclusion of provisions reducing variable components, and setting a limit on the exercise value of an equity-based variable component, all at the Board’s discretion;

5.8.	If the Terms of Office and Engagement include equity or equity-linked components, the value thereof and the anticipated incentive associated with such components;

5.9.	Any requirements prescribed by the Companies Law, U.S. securities laws and NASDAQ or other stock exchange rules, and any other Applicable Law, from time to time;

5.10.	Such other considerations as are deemed relevant or applicable in the circumstances.

The determination shall be made on the basis of all or part of the foregoing considerations and the weight of any particular consideration shall be as determined in the particular instance and based on the specific circumstances.

The Company may, but shall not be required to, obtain advice from advisors and professionals for the purpose of assessing and determining the above considerations as the Company deems necessary, including, for the purpose of gathering relevant data, market research, labor practices and economic/cost analysis.

6.	Components of Terms of Office and Engagement of a Director

The Terms of Office and Engagement of a Director (including an External Director, within the meaning of the Companies Law, if serving on the Board) may include a combination of all or any part of the following components. In each instance, consideration shall be given as to which components are appropriate and their respective weight.

The Terms of Office and Engagement of an External Director, within the meaning of the Companies Law, if serving on the Board, shall be subject to and determined in accordance with the Companies Law and regulations promulgated thereunder.

Except as set forth in this Section 6, Directors shall not be entitled to any compensation, unless they are employed in an additional position at the Company, in which case their terms and conditions of employment shall be determined according to Company customary compensation and policies for similar positions, subject to the provisions of this Policy.

6.1.	Annual Fee and Per Meeting Fees

All Directors shall be paid an annual cash fee and per meeting fees in accordance with the Israeli Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000 (the “Directors Compensation Regulations”).

The Company may elect to pay increased fees to Directors who have accounting and financial expertise or certain professional expertise, within the meaning of and in accordance with the Director Compensation Regulations.

6.2.	Equity-Based Compensation

6.2.1.	Equity-based awards may be granted to Directors under the Company’s 2011 Israeli Share Award Plan (as may be amended from time to time) and such other equity plans for employees and Directors of the Company or its Affiliates that the Company may adopt from time to time (the “Equity Plans”). Equity-based awards may include options to purchase shares of the Company and share appreciation rights that may be granted under applicable tax regimes.

6.2.2.	The maximum value of all equity-based awards, in the aggregate, that may be granted to a particular Director on an annual basis shall not exceed $50,000. The maximum value of an equity-based award shall be determined as of the date of grant, other than cash-settled equity-based awards, which shall be determined as of the date of payment. The value of a Director’s equity-based awards will be determined in accordance with generally accepted valuation and accounting principles, as they apply to the relevant type of equity-based award.

6.2.3.	Equity-based awards to Directors shall be subject to an overall vesting period of no less than four years, with a minimum period of one (1) year from the date of grant prior to the vesting of the first tranche. Each award will vest in four equal annual installments, which will be equivalent to 25% of the award, whereby the first (1) vesting installment shell be on the first (1) anniversary of the date of grant. The maximum term of any equity-based award (prior to its expiration) shall be ten (10) years from the date of grant.

6.2.4.	With respect to an equity-based award that includes an exercise price – the exercise price shall be equal to the higher of (i) the average closing price of the Company’s ordinary shares on the Tel Aviv Stock Exchange during the 30 trading days prior to the date of grant; and (ii) the closing price of the Company’s ordinary shares on the Tel Aviv Stock Exchange on the date of grant.

6.2.5.	The Company may determine to accelerate the vesting or continue the vesting and/or the exercise eligibility of a Director’s equity-based awards after termination of such Directors service or engagement or upon a Change of Control Event, all in accordance with the provisions of the Equity Plans.

6.2.6.	The Board and/or the Committee may amend other terms of a Director’s grant(s) to the extent provided in the applicable Equity Plan and subject to Applicable Law.

6.3.	Expenses

All Directors may be reimbursed for their reasonable expenses (against invoices) incurred in connection with attending meetings of the Board and committee’s thereof (including domestic and international travel expenses) and travelling on behalf of the Company, consistent with the Company’s practices and policies.

6.4.	Insurance, Exculpation and Indemnification

6.4.1.	The Company may indemnify, exculpate and insure Directors (including in their capacity as directors of the Company’s subsidiaries) to the fullest extent permitted by Applicable Law from time to time.

6.4.2.	Subject to Applicable Law, the acquisition, extension, renewal or replacement of directors’ and officers’ liability insurance (“D&O Insurance”) may be approved solely by the Committee provided that (i) the maximum aggregate limit of liability pursuant to the D&O Insurance (including Side “A” coverage) shall be not more than US$50,000,000 (fifty million U.S. Dollars) for each D&O Insurance period; and (ii) the Committee has determined that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the D&O Insurance is on market terms and shall not have a material impact on the Company’s profitability, assets or liabilities.

6.4.3.	D&O Insurance with respect to specific events, such as public offerings, or with respect to periods of time following which the then existing insurance coverage ceases to apply, such as “run-off” coverage in connection with a Change of Control Event.

	●	The Company may extend the D&O Insurance, as in effect from time to time, to include cover for liability pursuant to a future public offering of securities.

Subject to Applicable Law, the D&O Insurance, as well as the additional premium, shall be approved by the Committee (and, if required by law, by the Board), which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions, and that the extended D&O Insurance is on market terms and shall not have a material impact on the Company’s profitability, assets or liabilities.

	●	Subject to Applicable Law, upon circumstances to be approved by the Committee (and, if required by law, by the Board), the Company shall be entitled to enter into a “run off” liability insurance of up to seven (7) years, with the same insurer of the D&O Insurance or any other insurance (the “Run Off Coverage”); provided that (i) the maximum aggregate limit of liability shall be not more than US$50,000,000 ($50 million U.S. Dollars) for the term of the policy; and (ii) the Run Off Coverage shall be approved by the Committee (and, if required by law, by the Board) and the Committee shall have determined that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Run Off Coverage is on market terms and shall not have a material impact on the Company’s profitability, assets or liabilities.

7.	Recoupment

The Terms of Office and Engagement of a Director shall include provisions that require a Director to repay to the Company amounts paid to such Directors as part of the Terms of Office and Engagement, if they were paid on the basis of figures that later transpire to be incorrect and were restated in the Company’s financial statements. The Compensation Committee shall be entitled to determine the amounts and conditions of such repayment, which may include terms under which (i) repayment will be made either on a pre-tax basis or an after-tax basis, unless and to the extent the Director was able to recoup tax payments made with respect to the amounts to be repaid, (ii) no repayment obligation shall arise after the lapse of a period of time of no less than three years from the date on which the original payment was made, (iii) the period of time of no more than 12 months over which the repayment payments to the Company shall be made and the ability to make the repayment in installments or (to the extent permitted under Applicable Law) as a set-off against cash compensation paid by the Company to the Director during such period , (iv) no repayment obligation shall arise in the event that the reason or basis for the restatement was due to changes in the Applicable Law, including generally acceptable accounting principles or financial reporting standards; and (v) such other provisions as determined in each case, subject to Applicable Law. Nothing in this Section 7 shall derogate from or limit any other or similar provisions imposed on a Director by Applicable Law, including, securities laws.

8.	Effectiveness; Term

8.1.	The Policy shall take effect upon its approval in accordance with the Companies Law.

8.2.	The term of this Policy shall not be limited in time, except that it will terminate at the earlier of (i) such time that the Policy is no longer in effect under the Companies Law, or (ii) such time that the Policy is terminated by the Board, to the extent that the Board has the power under the Companies Law to terminate the Policy, or (iii) such time that the determination of Terms of Office and Engagement of Directors is not required to be made pursuant to a Compensation Policy under the Companies Law, including, without limitation, in the event that the Company ceases to be a Public Company (as defined in the Companies Law), in which case this Policy shall have no effect with respect to Terms of Office and Engagement of Directors with respect to the period after the Company ceases to be a Public Company.

9.	Non-Exclusivity of this Policy

9.1.	Neither the adoption of this Policy or any amendment thereof nor the submission of this Policy or any amendment thereof to shareholders of the Company for approval (to the extent required under the Companies Law), shall be construed as creating any limitations on the power or authority of the Board or the Committee to adopt such other or additional incentive or other compensation arrangements of whatever nature as they may deem necessary or desirable or preclude or limit the continuation of any other policy, practice or arrangement for the payment of compensation or benefits.

9.2.	The Terms of Office and Engagement of a Director may contain such other terms and conditions that are not inconsistent with this Policy (to the extent required by the Companies Law).

10.	Governing Law

This Policy shall be governed by the laws of the State of Israel, excluding its conflict of law rules, except with respect to matters that are subject to tax or labor laws in any specific jurisdiction, which shall be governed by the respective laws of such jurisdiction. Certain definitions, which refer to laws other than the laws of such jurisdiction, shall be construed in accordance with such other laws.

11.	Severability

If any provision of this Policy shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction. In addition, if any particular provision contained in this Policy shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with the Applicable Law as it shall then appear.

Adopted by the Company’s Board of Directors: October 26, 2022

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